Investor Contact:                                 Media Contact
Emma Jo Kauffman                                     Tawn Earnest
(615) 855-5525                              (615) 855-5209

EXTENSION OF EXPIRATION TIME FOR TENDER OFFER FOR OUTSTANDING
DOLLAR GENERAL NOTES ANNOUNCED

GOODLETTSVILLE, Tenn. - June 26, 2007 - Dollar General Corporation (NYSE: DG) (the “Company” or “Dollar General”) announced today that it has been advised by Buck Acquisition Corp., a Tennessee corporation (“Buck”), which is indirectly controlled by investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”), that Buck has extended the expiration time for the cash tender offer (and related consent solicitation) (the “Tender Offer”) relating to the $200 million outstanding aggregate principal amount of 8 5/8% Senior Notes due 2010 of Dollar General (the “Notes”), to 5:00 p.m., New York City time, on July 5, 2007. The price determination date for the tender offer was also extended to the second business day immediately preceding the expiration date (currently July 2, 2007, unless the expiration date is further extended). The Tender Offer is being conducted in connection with the anticipated merger (the “Merger”) of Buck with and into Dollar General. As previously announced, Dollar General currently anticipates that the effective time of the Merger will be on or about July 6, 2007, subject to the satisfaction or waiver of closing conditions. Additional information regarding the Merger and the related transactions can be found in the Company’s Securities and Exchange Commission filings.

The Tender Offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”) dated June 4, 2007, which more fully sets forth the terms and conditions of the Tender Offer.

As of 5:00 p.m., New York City time, on June 15, 2007, Buck had received consents and tenders for approximately 99% of the aggregate principal amount of the Notes.

Goldman, Sachs & Co. is acting as the dealer manager and solicitation agent for the Tender Offer and Consent Solicitation. The information agent for the Tender Offer is D.F. King & Co., Inc. Questions regarding the Tender Offer and Consent Solicitation may be directed to Goldman, Sachs & Co. at (212) 902-9077 (collect) or (800) 828-3182 (toll-free). Requests for documentation may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers only) or (800) 488-8095 (for all others toll-free).

This release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Notes, nor is this release an offer or solicitation of an offer to sell any securities. The Tender Offer and related consent solicitation are made solely by means of the Offer to Purchase.

Cautionary Statement Regarding Forward-Looking Statements
Certain information provided herein may include “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements generally contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “would”, “estimate,” “continue,” “contemplate” or “pursue,” or the negative or other variations thereof or comparable terminology. These forward-looking statements are based on current expectations and projections about future events and actual events could differ materially from those projected. You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks, assumptions and uncertainties that cannot be predicted or quantified. These risks, assumptions and uncertainties include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that have been or may be instituted against Dollar General and others relating to the proposed Merger; the inability to complete the Merger due to the failure to satisfy various conditions to the completion of the Merger, including the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the Merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; the ability to recognize the benefits of the Merger; the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will be obtained for the Merger; the impact of the substantial indebtedness incurred to finance the consummation of the Merger; and other risks, assumptions and uncertainties detailed from time to time in Dollar General’s SEC reports, including Dollar General’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as well as in the proxy statement relating to the proposed Merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Buck’s or Dollar General’s ability to control or predict. There can be no assurance that the transaction described above will be consummated. Forward-looking statements made herein speak only as of the date hereof, and neither Dollar General nor Buck assumes any obligation to update such statements.

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